Exhibit 10.8.1

AMENDMENT TO SENIOR PROMISSORY NOTE

Nassau County, New York

January 27, 2022

The senior promissory note (“Note”), made on October 15, 2021, by CorpHousing Group Inc. (the successor corporation to Corphousing LLC as a result of a conversion made under Delaware law on January 4, 2022) (“Maker”) to THA Family II Limited Liability Company and any successor thereto (hereinafter the “Holder”), in the principal sum of Two Million Dollars ($2,000,000.00) is hereby amended as follows:

1.             Section 6 of the Note is hereby amended and restated in its entirety to read as follows:

“This Note may be prepaid in full or in part at the election of Maker and without notice to Holder at any time; provided, that any and all prepayments shall be applied first to any costs and expenses then due to the Holder, then to accrued and unpaid interest, and then to outstanding principal payments due, in the order of maturity.”

2.             Section 7 is hereby amended and restated in its entirety to read as follows:

“The Maker shall be required to prepay this Note in full on the earlier of (a) the date of consummation of a sale of substantially all of the assets or any material portion of the assets of the Maker, and (b) the date of a Change of Control of the Maker. “Change of Control” shall mean a transaction or series of transactions resulting in more than 50% of the outstanding equity of the Maker being owned by persons other than those persons owning the outstanding equity of the Maker as of the date of this Note. Further, the Maker shall be required to prepay 50% of the principal outstanding under this Note on the date of consummation of a Qualified Offering. “Qualified Offering” shall mean any registered or unregistered sale of the equity of the Maker for gross proceeds of at least $10 million. If, at any time after the Company has consummated a Qualified Offering, the Company raises gross proceeds of at least $10 million in any equity or debt financing for cash, all of the then outstanding principal and interest on this Note shall be immediately due and payable.

All other terms and provisions of the Note shall remain unchanged and the Note, as amended hereby, shall remain in full force and effect.

CORPHOUSING GROUP INC.		THA FAMILY LIMITED LIABILITY COMPANY

By:	/s/ Brian L Ferdinand	By:	/s/ Andrea Ferdinand
Name:	Brian L. Ferdinand	Name:	Andrea Ferdinand
Title:	CEO	Title:	Member